Exhibit 3.1.2

CERTIFICATE OF AMENDMENT

OF THE

RESTATED CERTIFICATE OF INCORPORATION

OF

THE NASDAQ STOCK MARKET, INC.

The Nasdaq Stock Market, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (“Nasdaq”), does hereby certify that:

FIRST: The Restated Certificate of Incorporation of Nasdaq is hereby amended as follows:

1.	ARTICLE FOURTH paragraph C is hereby amended to read in its entirety as follows:

C. 1. (a) Except as may otherwise be provided in this Restated Certificate of Incorporation (including any Preferred Stock Designation) or by applicable law, each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, and no holder of any series of Preferred Stock, as such, shall be entitled to any voting powers in respect thereof.

(b) Except as may otherwise be provided in this Restated Certificate of Incorporation or by applicable law, the holders of the 3.75% Series A Convertible Notes due 2012 (as may be amended, supplemented or otherwise modified from time to time, the “Series A Notes”) and the 3.75% Series B Convertible Notes due 2012 (as may be amended, supplemented or otherwise modified from time to time, the “Series B Notes” and, together with the Series A Notes, the “Notes”) which may be issued from time to time by Nasdaq shall be entitled to vote on all matters submitted to a vote of the stockholders of Nasdaq, voting together with the holders of the Common Stock (and of any other shares of capital stock of Nasdaq entitled to vote at a meeting of stockholders) as one class. Each principal amount of Notes shall be entitled to a number of votes equal to the number of votes represented by the Common Stock of Nasdaq that could then be acquired upon conversion of such principal amount of Notes into Common Stock, subject to adjustments as provided in the Notes and the Indenture dated as of April 22, 2005 between Nasdaq and Law Debenture Trust Company of New York, as trustee, as such Indenture may be amended, supplemented or otherwise modified from time to time. Holders of the Notes shall be deemed to be stockholders of Nasdaq, and the Notes shall be deemed to be shares of stock, solely for the purpose of any provision of the General Corporation Law of the State of Delaware or this Restated Certificate of Incorporation that requires the vote of stockholders as a prerequisite to any corporate action.

2. Notwithstanding any other provision of this Restated Certificate of Incorporation, but subject to subparagraph 6 of this paragraph C. of this Article Fourth, in no event shall (i) any record owner of any outstanding Common Stock or Preferred Stock which is beneficially owned, directly or indirectly, as of any record date for the determination of stockholders and/or holders of Notes entitled to vote on any matter, or (ii) any holder of any Notes which are beneficially owned, directly or indirectly, as of any record date for the determination of stockholders and/or holders of Notes entitled to vote on any matter, by a person (other than an Exempt Person) who beneficially owns shares of Common Stock, Preferred Stock and/or Notes in excess of five percent (5%) of the then-outstanding shares of stock generally entitled to vote as of the record date in respect of such matter (“Excess Shares and/or Notes”), be entitled or permitted to vote any Excess Shares and/or Notes on such matter. For all purposes hereof, any calculation of the number of shares of stock outstanding at any particular time, including for purposes of determining the particular percentage of such outstanding shares of stock of which any person is the beneficial owner, shall be made in accordance with the last sentence of Rule 13d-3(d)(1)(i) of the General

Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as in effect on the date of filing this Restated Certificate of Incorporation.

3. The following definitions shall apply to this paragraph C. of this Article Fourth:

(a) “Affiliate” shall have the meaning ascribed to that term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date of filing this Restated Certificate of Incorporation.

(b) A person shall be deemed the “beneficial owner” of, shall be deemed to have “beneficial ownership” of and shall be deemed to “beneficially own” any securities:

(i) which such person or any of such person’s Affiliates is deemed to beneficially own, directly or indirectly, within the meaning of Rule l3d-3 of the General Rules and Regulations under the Exchange Act as in effect on the date of the filing of this Restated Certificate of Incorporation;

(ii) which such person or any of such person’s Affiliates has (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities), or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the beneficial owner of, or to beneficially own, securities tendered pursuant to a tender or exchange offer made by or on behalf of such person or any of such person’s Affiliates until such tendered securities are accepted for purchase; or (B) the right to vote pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the beneficial owner of, or to beneficially own, any security by reason of such agreement, arrangement or understanding if the agreement, arrangement or understanding to vote such security (1) arises solely from a revocable proxy or consent given to such person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations promulgated under the Exchange Act and (2) is not also then reportable on Schedule 13D under the Exchange Act (or any comparable or successor report); or

(iii) which are beneficially owned, directly or indirectly, by any other person and with respect to which such person or any of such person’s Affiliates has any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities) for the purpose of acquiring, holding, voting (except to the extent contemplated by the proviso to (b)(ii)(B) above) or disposing of such securities; provided, however, that (A) no person who is an officer, director or employee of an Exempt Person shall be deemed, solely by reason of such person’s status or authority as such, to be the “beneficial owner” of, to have “beneficial ownership” of or to “beneficially own” any securities that are “beneficially owned” (as defined herein), including, without limitation, in a fiduciary capacity, by an Exempt Person or by any other such officer, director or employee of an Exempt Person, and (B) the Voting Trustee, as defined in the Voting Trust Agreement by and among Nasdaq, the National Association of Securities Dealers, Inc., a Delaware corporation (the “NASD”), and The Bank of New York, a New York banking corporation, as such may be amended from time to time (the “Voting Trust Agreement”), shall not be deemed, solely by reason of such person’s status or authority as such, to be the “beneficial owner” of, to have “beneficial ownership” of or to “beneficially own” any securities that are governed by and held in accordance with the Voting Trust Agreement.

(c) A “person” shall mean any individual, firm, corporation, partnership, limited liability company or other entity.

(d) “Exempt Person” shall mean Nasdaq or any Subsidiary of Nasdaq, in each case including, without limitation, in its fiduciary capacity, or any employee benefit plan of Nasdaq or of any Subsidiary of Nasdaq, or any entity or trustee holding stock for or pursuant to the terms of any such plan or for the purpose of funding any such plan or funding other employee benefits for employees of Nasdaq or of any Subsidiary of Nasdaq.

(e) “Subsidiary” of any person shall mean any corporation or other entity of which securities or other ownership interests having ordinary voting power sufficient to elect a majority of the board of directors or other persons performing similar functions are beneficially owned, directly or indirectly, by such person, and any corporation or other entity that is otherwise controlled by such person.

(f) The Board shall have the power to construe and apply the provisions of this paragraph C. of this Article Fourth and to make all determinations necessary or desirable to implement such provisions, including, but not limited to, matters with respect to (1) the number of shares of stock beneficially owned by any person, (2) the number of Notes beneficially owned by any person, (3) whether a person is an Affiliate of another, (4) whether a person has an agreement, arrangement or understanding with another as to the matters referred to in the definition of beneficial ownership, (5) the application of any other definition or operative provision hereof to the given facts, or (6) any other matter relating to the applicability or effect of this paragraph C. of this Article Fourth.

4. The Board shall have the right to demand that any person who is reasonably believed to hold of record or beneficially own Excess Shares and/or Notes supply Nasdaq with complete information as to (a) the record owner(s) of all shares and/or Notes beneficially owned by such person who is reasonably believed to own Excess Shares and/or Notes, and (b) any other factual matter relating to the applicability or effect of this paragraph C. of this Article Fourth as may reasonably be requested of such person.

5. Any constructions, applications, or determinations made by the Board, pursuant to this paragraph C. of this Article Fourth, in good faith and on the basis of such information and assistance as was then reasonably available for such purpose, shall be conclusive and binding upon Nasdaq, its stockholders and the holders of the Notes.

6. Notwithstanding anything herein to the contrary, subparagraph 2 of this paragraph C. of this Article Fourth shall not be applicable to any Excess Shares and/or Notes beneficially owned by (a) the NASD or its Affiliates until such time as the NASD beneficially owns five percent (5%) or less of the outstanding shares of stock and/or Notes entitled to vote on the election of a majority of directors at such time, (b) any other person as may be approved for such exemption by the Board prior to the time such person beneficially owns more than five percent (5%) of the outstanding shares of stock and/or Notes entitled to vote on the election of a majority of directors at such time or (c) Hellman & Friedman Capital Partners IV, L.P., H&F International Partners IV-A, L.P., H & F International Partners IV-B, L.P., H&F Executive Fund, IV L.P.; Silver Lake Partners II TSA, L.P., Silver Lake Technology Investors II, L.L.C., Silver Lake Partners TSA, L.P., and Silver Lake Investors, L.P. or their respective affiliated investment funds that are: (i) under common management and control, (ii) comprised of members or partners with the same ultimate ownership, and (iii) subject to terms and conditions that are substantially identical in all material respects, if the Board has approved an exemption for any other person pursuant to Section 6(b) of this paragraph C. of this Article Fourth (other than an exemption granted in connection with the establishment of a strategic alliance with another exchange or similar market) provided that in no event shall the exemption contained in Section 6(c) cause a registered broker or dealer or an Affiliate thereof (a “Broker Affiliate,” provided that, a Broker Affiliate shall not include an entity that either owns ten percent or less of the equity of a broker or dealer, or for which the broker or dealer accounts for one percent or less of the gross revenues received by the consolidated entity) to receive an exemption for a greater percentage of voting securities than has been granted to another Broker Affiliate by the Board. The Board, however, may not approve an exemption under Section 6(b): (i) for a Broker Affiliate or (ii) an individual or entity that is subject to a statutory disqualification under Section 3(a)(39) of the Exchange Act. The Board may approve an exemption for any other stockholder or holder of Notes if the Board determines that granting such exemption would (A) not reasonably be expected to diminish the quality of, or public confidence in, The Nasdaq Stock Market or the other operations of Nasdaq, on the ability to prevent fraudulent and manipulative acts and practices and on investors and the public, and (B) promote just and equitable principles of trade, foster cooperation and coordination with persons engaged in regulating, clearing, settling, processing information with respect to and facilitating transactions in securities or assist in the removal of impediments to or perfection of the mechanisms for a free and open market and a national market system.

7. In the event any provision (or portion thereof) of this paragraph C. of this Article Fourth shall be found to be invalid, prohibited or unenforceable for any reason, the remaining provisions (or portions thereof) of this paragraph C. of this Article Fourth shall remain in full force and effect, and shall be construed as if such invalid, prohibited or unenforceable provision (or portion hereof) had been stricken herefrom or otherwise rendered inapplicable, it being the intent of Nasdaq, its stockholders and the holders of the Notes that each such remaining provision (or portion thereof) of this paragraph C. of this Article Fourth remains, to the fullest extent permitted by law, applicable and enforceable as to all stockholders and all holders of Notes, including stockholders and holders of Notes that beneficially own Excess Shares and/or Notes, notwithstanding any such finding.

IN WITNESS WHEREOF, The Nasdaq Stock Market, Inc, has caused this Certificate to be executed by its duly authorized officer this 11th day of March, 2006.

THE NASDAQ STOCK MARKET, INC.

By	/s/ JOAN C. CONLEY
Name:	Joan C. Conley
Office:	Senior Vice President and Corporate Secretary

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